Exhibit 99.1

Contact: Whirlpool Corporation

Media: Christopher Wyse, 269/923-3417

Christopher.Wyse@Whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD 2006

SECOND QUARTER SALES

Maytag Acquisition Integration On Plan

BENTON HARBOR, Mich., July 25, 2006—Whirlpool Corporation (NYSE: WHR) today announced that second quarter net sales rose 33 percent to a record $4.7 billion, reflecting the acquisition of Maytag Corporation and strong consumer demand for the company’s innovative products around the world. Excluding the company’s recent acquisition, net sales increased approximately 5 percent.

Net earnings from continuing operations for the second quarter of 2006 were $100 million, or $1.26 per diluted share, compared to $96 million, or $1.42 per diluted share in the same period last year. Second quarter net earnings include the results and integration costs of the company’s recent acquisition of Maytag.

During the second quarter, the company announced its intention to sell the Hoover floor-care, Dixie Narco vending systems, Amana commercial microwave and Jade commercial products appliance businesses. The financial results from these businesses are included in discontinued operations. Total net earnings for the second quarter, including discontinued operations, were $91 million or $1.14 per diluted share.

“We are pleased with our second quarter financial results, as well as the rapid progress made in integrating the Maytag business,” said Jeff M. Fettig, Whirlpool’s chairman and chief executive officer. “All of our regional businesses delivered higher unit volume, sales and operating profit performance during the quarter. I am particularly pleased with the trade and consumer response to our new product innovations, which have been exceptional. We expect material and oil-related cost increases to continue to accelerate during the second-half of 2006. Accordingly, the company is implementing cost-based price adjustments, productivity initiatives and cost controls to offset the heightened cost environment. Our Maytag integration activities are progressing at an efficient and disciplined pace and remain on-track with previous expectations.”

Operating profit results, which reflect strong sales growth and productivity improvements, offset purchase accounting charges, acquisition integration related expenses, higher commodity prices, new product introduction costs and increased restructuring costs.

Fettig added: “Global industry growth for the second quarter was in-line with our expectations and consistent with our prior guidance. As previously communicated, we  expect flat-to-moderate industry unit shipment growth during the second half of the year and anticipate global industry growth of 1-to-2 percent in 2007. We continue to successfully introduce a cadence of new product innovation to the marketplace, aggressively invest in our future innovation pipeline, execute plans to drive continuous cost productivity, and implement actions to respond to the current material cost environment. Despite somewhat softer near-term demand, the underlying industry fundamentals remain positive.”

During the quarter, cash provided by continuing operations of $81 million improved $190 million compared to last year, primarily due to improvements in working capital. Results also reflect the Maytag brand operations and include $44 million of cash outflow related to acquisition integration costs.

NEW INNOVATION

•                  Whirlpool brand launched the Duet Sport washer and dryer, a smaller version of the popular Duet front-load pair, with a suspension system to reduce vibration and noise. Like the Duet pair, it uses less than half the water and energy of conventional top-loaders.

•                  KitchenAid brand launched the completely stainless steel Pro Line Fabric Care System featuring the first glass-encased, touch-sensor user interface controls offered in a laundry system.

•                  KitchenAid brand also launched the industry’s most powerful premium slow cooker and premium blender line.

•                  Following the successful first quarter launch of the Maytag brand Ice2O, the first French door refrigerator with ice and water on the door, the Amana brand launched the ice and easy French door refrigerator.

•                  Whirlpool Europe launched a built-in oven in France and Italy with 15 pre-set recipes and a range of accessories, including a pizza tray, silicone pie mold and anti-stick baking tray.

•                  Whirlpool continued to extend its innovation across the globe with the launch of:

•                  Duet front-load washer and dryer in Brazil under the Brastemp brand.

•                  Jet Chef Microwave in India with European styling and the unique “Micro Tawa” option, which offers the ability to crisp, sauté and shallow fry, making it ideally suited for Indian style cooking.

•                  Whirlpool Latin America’s Brastemp brand introduced two products from the Gourmand line – a refrigerator with a wine rack and compartments for desserts and fine cheeses, and a wine cooler that holds 40 bottles and features shock absorbers to protect the wine. The Gourmand Line is specially created for customers with a classic and refined lifestyle, who value convenience, sophistication and functionality.

•                  Whirlpool India launched:

•                  The Delight Frost Free Refrigerator, India’s first and only refrigerator with LED lighting – an evenly distributed white light that allows all contents to be clearly seen even when the refrigerator is full.

•                  The Fusion Direct Cool Refrigerator with 6th Sense Frost Control, which provides more than 17 hours of cooling retention during power outages, compared to other refrigerators that offer six hours of cooling retention.

AWARDS

•                  Whirlpool Corporation was named one of the 100 best corporate citizens by Business Ethics magazine. The company is one of only 16 other companies named to the list each year since its inception seven years ago.

•                  Whirlpool received the Hardlines Innovation Supplier of the Year award for the launch of the bold new Kenmore Elite HE4t “Colors” front-load laundry pair and the Hardlines Supplier of the Year award from Sears Holding Corporation as part of the Partners in Progress Awards.

•                  Whirlpool received the Best Buy 2006 Bravo Award in the Home Life category. This award acknowledges the top vendor company that supplied Best Buy with products and services in 2005.

•                  Whirlpool brand Duet became the first washer and pedestal certified as user-friendly by the Arthritis Foundation.

•                  Whirlpool Europe was awarded the French Design Institute’s prestigious Janus Design Award for the Genius built-in microwave; This is the third Janus award the company has won since 2002.

•                  Whirlpool Poland received the prestigious 2005 Benefactor of the Year award for its work with Habitat for Humanity International.

•                  Whirlpool Brazil (Multibrás) won the Excellence in Client Service Prize 2006 from Modern Consumer magazine in the home appliance category. The award recognizes customer relationship excellence.

•                  Brastemp and Consul’s web sites were named two of the top three iBest Award winners (Brazil’s Internet Oscars). Brastemp’s site has been listed by iBest as one of the top three sites for the last five years.

•                  Whirlpool India won a Reader’s Digest Trusted Brands Gold Award in refrigeration.

SECOND QUARTER REGION REVIEW

Whirlpool North America operations reported record second quarter unit shipments and revenue. Revenue of $3.3 billion increased approximately 50 percent compared to last year, reflecting the acquisition of Maytag, continued strong consumer preference for the company’s innovative product offering and increasing demand for new product innovations. Excluding acquisition effect, sales increased approximately 5 percent. For the quarter, the company’s U.S. unit shipments of major appliances (T7)* exceeded industry levels, which were up slightly.

Operating profit of $192 million for the quarter included purchase accounting charges, acquisition integration expenses, planned new product launch costs and higher material prices. The cost increases were mitigated by strong demand and productivity improvements.

Based on current economic conditions, the company expects full-year industry unit shipments in 2006 to increase approximately 1-to-2 percent.

Whirlpool Europe reported record revenue and operating profit during the second quarter. Revenue increased approximately 5 percent from last year’s levels to a record $806 million, driven by strong Whirlpool brand performance. Currency translations did not have a material impact on sales. Company unit shipments, reflecting continued strong demand for the region’s innovative product line, continued their positive trend during the quarter and exceeded estimated industry demand of 1-to-2 percent.

Strong sales performance, continued improvements in productivity and reductions in administrative costs led to a double-digit improvement in operating profit of 21 percent and a record second quarter operating profit of $45 million. Year-over-year operating profit margins increased from 4.8 percent of sales to 5.6 percent during the period.

Based on current economic conditions, the company continues to expect full-year industry unit shipments in 2006 to increase approximately 1-to-2 percent.

Whirlpool Latin America sales increased 17 percent from the prior-year period to $580 million, driven by strong appliance unit volume. Excluding currency translations, sales increased approximately 13 percent. Industry unit shipments of appliances are estimated to have increased approximately 11 percent during the quarter.

Record operating profit of $55 million, which included the impact of currency, improved 76 percent during the quarter and operating profit margins expanded to 9.4 percent. Productivity improvements and regional incentives more than offset higher material prices and increased brand investment.

Based on the current economic environment in Brazil, the company continues to expect industry shipments in 2006 to increase 8-to-10 percent.

Whirlpool Asia delivered operating profit of $1 million for the second quarter compared to a $4 million loss in the prior year. Sales of $133 million were up 8 percent from last year. Excluding currency translations, sales increased approximately 11 percent. The operating profit improvement reflects improved performance in India, the regions largest market, and reflects the success of new product launches, productivity improvements and a favorable product mix.

Based on current economic conditions, the company continues to expect full-year industry unit shipments to increase 5-to-7 percent.

Outlook

“We continue to make excellent progress toward the integration of our Maytag business and remain confident in our ability to realize the value creating opportunities of this  combination,” said Fettig.

Fettig continued: “The year is progressing as previously expected and we are pleased with our first half-year performance. We receive positive feedback from consumers and trade customers every day validating the strength of our product innovation portfolio and continue to accelerate the advancement of innovation as a core competency throughout the company. We have been addressing the heightened material and oil-related cost environment by driving total cost productivity, implementing cost-based price adjustments, controlling spending by reducing overhead and infrastructure while increasing investments in consumer activities and managing our overall mix of business. These actions are driving success in the current economic environment.”

“Based on our current assessment, we continue to expect full-year 2006 earnings per diluted share from continuing operations of $6.00 to $6.25 and free cash flow to be in the $200-to-$300 million range. The company also continues to expect 2007 full-year earnings per diluted share to be approximately $9.00,” added Fettig.

Cash Flow Reconciliation

The table below reconciles projected 2006 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure.  Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations.  There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations.  As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets.  Free cash flow does not include potential proceeds from the sale of discontinued businesses.  The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company and significant economic, competitive and other uncertainties and contingencies.

(millions of dollars)

Cash provided by continuing operations	$725-$825
Capital expenditures	$(600)
Proceeds from sale of assets	$75
Free Cash Flow	$200-$300

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality and product safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (15) risks associated with operations outside the U.S. Additional information concerning these and other factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on
Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30

(millions of dollars except per share data)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005

Net sales	$4,734	$3,556	$8,270	$6,764
EXPENSES:
Cost of products sold	4,034	3,036	7,013	5,759
Selling, general and administrative	465	322	809	619
Intangible amortization	9	—	9	1
Restructuring costs	21	7	33	14
	4,529	3,365	7,864	6,393
OPERATING PROFIT	205	191	406	371
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(12)	(17)	(19)	(29)
Interest expense	(56)	(34)	(85)	(69)
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND OTHER ITEMS	137	140	302	273
Income taxes	35	41	82	87
EARNINGS FROM CONTINUING OPERATIONS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	102	99	220	186
Equity in earnings of affiliated companies	1	—	2	1
Minority interests	(3)	(3)	(4)	(5)
EARNINGS FROM CONTINUING OPERATIONS	100	96	218	182
Loss from discontinued operations, net of tax	(9)	—	(9)	—
NET EARNINGS	$91	$96	$209	$182

Per share of common stock:
Basic earnings from continuing operations	$1.28	$1.44	$3.01	$2.73
Discontinued operations, net of tax	(0.12)	—	(0.13)	—
Basic net earnings	$1.16	$1.44	$2.88	$2.73

Diluted earnings from continuing operations	$1.26	$1.42	$2.96	$2.69
Discontinued operations, net of tax	(0.12)	—	(0.13)	—
Diluted net earnings	$1.14	$1.42	$2.83	$2.69

Dividends declared	$.43	$.43	$.86	$.86

Weighted-average shares outstanding (millions):
Basic	78.0	66.8	72.4	66.8
Diluted	79.4	67.9	73.7	67.9

Freight and warehousing costs of $211 and $415 million for the three months and six months ended June 30, 2005 have been reclassed from selling, general and administrative expense to cost of products sold to be consistent with the current year presentation.  This reclassification had no effect on net income reported for any period.

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited)
	June 30	December 31
	2006	2005

ASSETS

CURRENT ASSETS
Cash and equivalents	$301	$524
Trade receivables, less allowances (2006: $122; 2005: $76)	2,571	2,081
Inventories	2,544	1,591
Prepaid expenses	183	95
Deferred income taxes	233	134
Other current assets	362	285
Assets of discontinued operations	747	—
Total Current Assets	6,941	4,710

OTHER ASSETS
Investment in affiliated companies	27	28
Goodwill, net	1,801	169
Other intangibles, net	1,610	115
Deferred income taxes	446	472
Other assets	226	243
	4,110	1,027

PROPERTY, PLANT AND EQUIPMENT
Land	89	80
Buildings	1,319	1,033
Machinery and equipment	7,685	6,108
Accumulated depreciation	(5,966)	(4,710)
	3,127	2,511

Total Assets	$14,178	$8,248

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$332	$131
Accounts payable	2,887	2,330
Employee compensation	343	352
Deferred income taxes	49	61
Accrued expenses	1,061	880
Restructuring costs	215	19
Income taxes	92	18
Other current liabilities	220	145
Current maturities of long-term debt	864	365
Liabilities of discontinued operations	564	—
Total Current Liabilities	6,627	4,301

OTHER LIABILITIES
Deferred income taxes	373	167
Pension benefits	896	467
Postemployment benefits	1,034	511
Other liabilities	407	220
Long-term debt	1,802	745
	4,512	2,110

MINORITY INTERESTS	44	92

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	102	92
Shares authorized - 250 million
Shares issued - 102 million (2006); 92 million (2005)
Shares outstanding - 78 million (2006); 68 million (2005)
Paid-in capital	1,821	863
Retained earnings	3,049	2,902
Accumulated other comprehensive income (loss)	(727)	(862)
Treasury stock - 24 million (2006); 24 million (2005)	(1,250)	(1,250)
Total Stockholders’ Equity	2,995	1,745

Total Liabilities and Stockholders’ Equity	$14,178	$8,248

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30

(millions of dollars)

	2006	2005

OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net earnings	$209	$182
Loss from discontinued operations	9	—
Net earnings from continuing operations	218	182
Adjustments to reconcile net earnings to net cash flows provided by (used in) continuing operations:
(Gain) loss on disposition of assets	8	(4)
Depreciation and amortization	237	224
Changes in operating assets and liabilities:
Trade receivables	82	(174)
Inventories	(351)	(120)
Accounts payable	(9)	(206)
Restructuring charges, net of cash paid	(9)	—
Taxes deferred and payable, net	(11)	(19)
Accrued pension	47	31
Accrued payroll and other compensation	(66)	(18)
Other - net	(65)	(5)
Cash Provided By (Used In) Continuing Operations	$81	$(109)

INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures	$(233)	$(175)
Proceeds from sale of assets	6	4
Purchase of minority interest shares	(53)	—
Acquisitions of businesses, net of cash acquired	(795)	—
Cash Used In Investing Activities of Continuing Operations	$(1,075)	$(171)

FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Proceeds of short-term borrowings, net	$198	$268
Proceeds from borrowings of long-term debt	748	—
Repayments of long-term debt	(190)	(5)
Dividends paid	(62)	(57)
Purchase of treasury stock	—	(34)
Common stock issued under stock plans	40	33
Other	11	26
Cash Provided By Financing Activities of Continuing Operations	$745	$231
Cash Provided By (Used In) Discontinued Operations
Operating Activities	$12	$—
Investing Activities	(2)	—
Cash Provided By Discontinued Operations	$10	$—
Effect of Exchange Rate Changes on Cash and Equivalents	16	(6)
Decrease in Cash and Equivalents	$(223)	$(55)
Cash and Equivalents at Beginning of Period	524	243
Cash and Equivalents at End of Period	$301	$188